Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into by and between ZORAN ZDRAVESKI (the “Executive” or “you”) and TSCAN THERAPEUTICS, INC., a Delaware corporation (the “Company”), as of the date all parties hereto have signed the Agreement.

1.
Duties and Scope of Employment.
(a)
Position. For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ the Executive in the position Chief Legal Officer or in such the Company subsequently may assign to the Executive. The Executive shall report to the Company’s Chief Executive Officer. Your start date will be September 7, 2021 (the “Start Date”).
(b)
Obligations to the Company. During his Employment, the Executive (i) shall devote his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time.
(c)
No Conflicting Obligations. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.
(d)
Definitions. Certain capitalized terms are defined in Section 11.

2.
Cash and Incentive Compensation.
(a)
Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of $400,000 (as may be adjusted, the “Base Salary”). Such salary shall be payable in accordance with the Company’s standard payroll procedures and shall be subject to adjustment pursuant to the Company’s executive compensation policies in effect from time to time.
(b)
Bonus. You will be eligible for an annual performance bonus of 40% of your annual base salary, subject to achievement of targets that you will develop for approval by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”). Your 2021 bonus will be pro-rated based on your start date. Performance bonus goals and attainment of such goals will be evaluated and approved by the Committee and paid on an annual basis, with such payment, to the extent earned, to be made within 2 1∕2 months following the close of the applicable fiscal year, but only if you are still employed by the Company as of the date of payment. The determinations of the Board or Committee with respect to your bonus will be final and binding.

(c)
Stock Options. Subject to the approval of the Board or its Compensation Committee, you will be granted an option to purchase 150,000 shares of the Company’s Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization (the “Option”). The exercise price per share of the Option will be determined by the Board or the Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2018 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares (with vesting commencing on your first date of employment) after twelve (12) months of continuous service, and the balance will vest in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable Stock Option Agreement.
3.
Executive Benefits. During his Employment, the Executive shall be eligible for paid time off in accordance with the Company’s flexible time off policy, as in effect from time to time, and for all official holidays. During his Employment, the Executive shall also be eligible to participate in all company sponsored and executive benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.
4.
Gifts. The Executive is not permitted to, directly or indirectly, in connection with the performance of his duties, accept or demand commission, contribution, reimbursement or gifts in any form whatsoever from third parties. This does not apply to customary promotional gifts not exceeding a value of $50.

5.
Term of Employment.
(a)
Employment at Will. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company (other than the Executive). The termination of the Executive’s Employment shall not limit or otherwise affect his obligations under Sections 7 and/or 8 below or his rights under Section 6 below.

(b)
Rights upon Termination. Except as expressly provided in Section 6 below, upon the termination of the Executive’s Employment, the Executive shall only be entitled to the compensation and benefits that the Executive has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive (other than payments of accrued and vested executive benefits, if any, under the Company’s executive benefit plans).

6.
Termination Benefits.
(a)
General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in Section 6(b). However, Section 6(b) will not apply unless you (i) have returned all Company property in your possession, and (ii) have executed a general release of all claims (with applicable carve-out for continued indemnification, mutual non-disparagement and other customary exceptions) that you may have against the Company or persons affiliated with the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in Section 6(b). Your obligation to provide the release will be waived and treated as satisfied if the Company has not delivered the initial form of release to you within ten (10) days after your employment ends.
(b)
Severance Payment. If you are subject to an Involuntary Termination, then the Company will continue to pay you the Base Salary for twelve (12) months following your Separation (the “Severance Period”). The salary continuation payments will commence on the first payroll date following expiration of the applicable revocation period of the release provided for in Section 6(a) and thereafter on the Company’s normal payroll schedule. In the event you are subject to an Involuntary Termination in the three (3) months prior to a Change in Control, on a Change in Control or in the twelve (12) months following a Change in Control, then the Company will pay you a lump sum cash payment equal to (i) 1 times (A) the Base Salary, plus (B) your annual target bonus, and (ii) your pro-rata (number of days worked in in the fiscal year of Separation over 365) target bonus, subject to execution of the release. However, if the fifty (50) day period described in Section 6(a) spans two (2) calendar years, then the salary continuation payments or, if applicable, the lump sum payment will commence or be paid on the first payroll date following expiration of the applicable revocation period in the second calendar year. The Company’s obligation to make payments during the Severance Period will cease immediately upon your material breach of the PIIA (as defined below).

(c)
Equity Awards. In the event you are subject to an Involuntary Termination in the three (3) months prior to a Change in Control, on a Change in Control or in the twelve (12) months following a Change in Control, then all of your outstanding and unvested option shares and equity awards issued shall be 100% vested and non-forfeitable.
(d)
COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same percentage of your monthly premium under COBRA, which is understood to potentially be higher than said premium for active employees, as it pays for active employees and their eligible dependents for the twelve (12) months following your Separation.
(e)
Accrued Rights. You will be entitled to receive the following upon termination of employment for any reason: (i) accrued and unpaid Base Salary through the date of termination of employment; (ii) reimbursement for any unreimbursed business expenses; and (iii) such employee benefits, if any, to which the Executive may be entitled under the applicable Company plans upon termination of employment.
7.
Documents and Company Property. The Executive is prohibited from keeping in his possession in any way any correspondence, documents, other information carriers, copies thereof, and other goods made available by the Company or its affiliates to him (including, but not limited to, credit cards, mobile communication devices, keys, documents, handbooks, financial data, plans, USB sticks or other information carriers, access cards and laptop computer), except to the extent that this is necessary for the performance of his work for the Company. In any event, the Executive is obliged to immediately hand over such documents and other goods made available to him at the end of this Agreement or upon suspension of his active duties for any reason other than documents relating to his own employment and compensation.
8.
Proprietary Information and Inventions Agreement. The Executive and the Company entered into a Proprietary Information and Inventions Agreement, which shall be effective as of the Start Date (the “PIIA”) on the Company’s standard form. In the event of an Involuntary Termination in connection with a Change in Control, the non-compete and non-solicitation restrictive covenants of the PIIA shall be null and void.
9.
Reimbursement of Expenses. The Company will reimburse business expenses reasonably incurred in the performance of your duties in accordance with the Company’s standard practice and expense scheme in place at the time (generally within 30 days after you have submitted appropriate documentation, which you must do within 30 days after incurring the expense) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The Company will reimburse reasonable costs of the professional use of your (mobile) telephone.

10.
Successors.
(a)
Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
(b)
Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
11.
Definitions. The following terms shall have the meaning set forth below wherever they are used in this Agreement:
(a)
Cause. The term “Cause” shall mean:
(i)
any material breach by you of any agreement to which you and the Company are both parties that is injurious to the Company;
(ii)
gross negligence in the performance of, or a willful failure to perform, your services to the Company, which breach, negligence or failure, as applicable, is not cured within thirty (30) days following written notice by the Company;
(iii)
commission by you of a felony or other crime involving moral turpitude; or
(iv)
willful misconduct by you which has, or could reasonably be expected to have, a material adverse effect upon the business, interests or reputation of the Company.
(b)
Change in Control. The term “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

(c)
Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
(d)
Disability. The term “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve months.
(e)
Involuntary Termination. The term “Involuntary Termination” shall mean either the Executive’s (i) Termination Without Cause or (ii) Resignation for Good Reason.
(f)
Resignation for Good Reason. The term “Resignation for Good Reason” means a Separation as a result of the Executive’s resignation within 12 months after one of the following conditions has come into existence without the Executive’s consent:
(i)
a material diminution in your compensation (except for across-the-board reductions affecting the Company’s similarly situated employees generally);
(ii)
a material diminution in your title, duties, authority and responsibilities within the Company, including without limitation no longer reporting to the Company’s Chief Executive Officer;
(iii)
relocation of your principal workplace by more than 50 miles away from any Company office; or
(iv)
a material breach of the Company’s obligation under any agreement between the Company and you.

A Resignation for Good Reason shall not be deemed to have occurred unless the Executive gives the Company written notice of the condition within 60 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving the Executive’s written notice.

(g)
Separation. The term “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Code.

(h)
“Termination Without Cause” The term “Termination without Cause” means a Separation as a result of a termination of the Executive’s employment by the Company without Cause and other than as a result of Disability.

12.
Miscellaneous Provisions.
(a)
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered via email to a Company domain email address or, following the Separation, to the Executive’s personal email address on file with Human Resources, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)
Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)
Whole Agreement. This Agreement supersedes and replaces any prior agreements, including without limitation, the Prior Agreement, representations or understandings (whether written, oral, implied or otherwise) between the Executive and the Company and constitute the complete agreement between the Executive and the Company regarding the subject matter set forth herein; provided, however, that notwithstanding anything that is contained in the PIIA, (i) the definition of “Cause” as set forth herein shall apply and control your employment, not the definition contained in Section 4(d) of the PIIA; (ii) the Company’s obligation to pay 12 months of severance in the event of an Involuntary Termination shall apply and control without regard to anything contained in Section 5 of the PIIA, except the second sentence of Section 5(a) of the PIIA (the “Dollar-for-Dollar Reduction”); (iii) Section 5 of the PIIA (other than the Dollar-for-Dollar Reduction, which shall always apply) shall only apply in the event that you resign without “good reason”; and (iv) Section 8 of the PIIA, to the extent it provides for legal action in connection with Section 4(d)(iii) of the PIIA to be brought exclusively in a state or federal court in Boston, Massachusetts, shall only apply in connection with an application for injunctive relief (should injunctive relief be necessary).
(d)
Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Code Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if the Company determines that you are a “specified Executive” under Code Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence. The Company shall not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you agree not to make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(e)
280G Parachute Payments. If any payment or benefit that you would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, any reduction shall be applied first, on a pro rata basis, to amounts that constitute deferred compensation within the meaning of Section 409A of the Code, and, in the event that the reductions pursuant to this Section 13(e) exceed payments that are subject to Section 409A of the Code, the remaining reductions shall be applied, on a pro rata basis, to any other remaining payments. The Company’s determinations hereunder shall be final, binding and conclusive on all interested parties.
(f)
Arbitration. Any controversy or claim arising out of this Agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in the Commonwealth of Massachusetts. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally up to, for you, the filing fee to bring a civil action in the state courts of Massachusetts. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 13(f) does not apply to claims for workers’

compensation benefits or unemployment insurance benefits. This Section 13(f) also does not apply to claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the PIIA between you and the Company).

(g)
Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts (except its provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage or any other reason, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(h)
No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
(i)
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signatures on following page)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

TSCAN THERAPEUTICS, INC.

Signature: /s/ David Southwell Title: Chief Executive Officer Date: July 28, 2021

EXECUTIVE

/s/ Zoran Zdraveski

Date: July 28, 2021